EXHIBIT 21.1

Subsidiaries of Digital River, Inc.

State or Jurisdiction
Subsidiaries	of Incorporation

BlueHornet Networks, Inc.	California
CCNow, Inc.	Minnesota
Digibuy, Inc.	Minnesota
Digital River do Brasil Servicos Administrativos Limitada	Brazil
Digital River [Cyprus] Limited	Cyprus
Digital River E-Business Services, Inc.	Delaware
Digital River GmbH	Germany
Digital River Holding GmbH	Germany
Digital River International S.a.r.l	Luxembourg
Digital River Ireland Limited	Ireland
Digital River Japan K.K	Japan
Digital River Korea YH	Korea
Digital River Marketing Solutions, Inc.	Delaware
Digital River Mexico, S de R.L. de C.V.	Mexico
Digital River Technology Limited	Ireland
Digital River UK Limited	United Kingdom
DR Acquisition 03-F, Inc.	Minnesota
DR Acquisition Corp 04-E	Minnesota
DR APAC, LLC	Minnesota
DR Express, Inc.	Delaware
DR E-Channel, Inc.	Minnesota
DR E-Subscription Services, Inc.	Delaware
DR globalTech, Inc.	Delaware
DRT Acquisition Corp.	Delaware
element 5, Inc.	Delaware
Emetrix, Inc.	Minnesota
Fireclick, Inc.	Minnesota
FreeMerchant, Inc.	Minnesota
GameZone Online, Inc.	Minnesota
MindVision, Inc.	Nebraska
Orbit Commerce, Inc.	Minnesota
Reg.Net, Inc.	Minnesota
RegNow, Inc.	Minnesota
RegSoft, Inc.	Minnesota
SW REG, Inc.	Minnesota